Exhibit 12.1
CARRIZO OIL AND GAS
RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

			RESTATED
			2006		2005		2004		2003		2002
(a) Income before taxes			28,481		18,134		18,123		13,103		7,599

(b) Interest			19,071		11,044		2,553		617		846
(c) Interest expense — related parties			—		—		1,082		2,379		2,255

(d) Fixed charges (total interest expense including amount capitalized)	(b) +	(c)	19,071		11,044		3,635		2,996		3,101
(e) Capitalized Interested included in (d)			9,975		5,845		2,938		2,919		3,100

(f) Fixed Charges excluding Cap Int	(d) -	(e)	9,096		5,199		697		77		1
(g) Earnings	(a) +	(f)	37,577		23,333		18,820		13,180		7,600

Ratio of Earnings to Fixed Charges	(g)/	(d)	1.97	x	2.11	x	5.18	x	4.40	x	2.45	x

			RESTATED
			2006		2005		2004		2003		2002
(a) Income before taxes			28,481		18,134		18,123		13,103		7,599

(b) Interest			19,071		11,044		2,553		617		846
(c) Interest expense — related parties			—		—		1,082		2,379		2,255
(d) Preferred stock dividends			—		—		350		741		588

(e) Fixed charges and preferred stock dividends (total interest expense including amount capitalized)	(b)+(c)+	(d)	19,071		11,044		3,985		3,737		3,689
(f) Capitalized Interested included in (e)			9,975		5,845		2,938		2,919		3,100

(g) Fixed Charges and preferred stock dividends, excluding Cap Int	(e) -	(f)	9,096		5,199		1,047		818		589
(h) Earnings	(a) +	(g)	37,577		23,333		19,170		13,921		8,188

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	(h)/	(e)	1.97	x	2.11	x	4.81	x	3.73	x	2.22	x